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                                                                      Exhibit 18

                            NEW ENGLAND ZENITH FUND

                      NEW ENGLAND VARIABLE ANNUITY FUND I

                                CODE OF ETHICS
                                --------------

                         (Adopted:  October 27, 1999)

In order to ensure that all acts, practices and courses of business engaged in by personnel of the above Funds reflect high standards and comply with the requirements of Section 17(j) of the Investment Company Act of 1940 (the "Investment Company Act") and Rule 17j-1 thereunder, the Board of Trustees and Managers of each Fund has determined that such Fund shall adopt this Code of Ethics.

The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

Each Access Person shall:

 . At all times, place the interests of each Fund before his or her personal interests;

 . Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

 . Not take any inappropriate advantage of his or her position with or on behalf of either Fund.


1.   Definitions

     a. "Fund" or "Funds" means one or more of New England Zenith Fund and its series and New England Variable Annuity Fund I.

     b. "Access Person" of a Fund means any trustee, manager, director, officer, general partner or Advisory Person of that Fund.

     c. "Adviser" means each investment adviser (including subadvisers) of a Fund.

     d. "Advisory Person" of a Fund means (i) any employee of that Fund or of any company in a control relationship to that Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by that Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to that Fund who obtains information concerning recommendations made to that Fund with regard to the purchase or sale of Covered Securities.

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     e.   A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell such Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     f. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires. For a description of the method of interpreting beneficial ownership for purposes of the provisions of Section 16(a) of the 1934 Act, See Appendix A.

     g. "Code Compliance Officer" of a Fund means the Secretary of the Fund or such other individual as the Board of Trustees or Managers may from time to time appoint.

     h. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

     i. "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include: (i) direct obligations of the Government of the United States; (ii) shares of registered open-ended investment companies; and
          (iii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     j. "Covered Security held or to be acquired" by a Fund means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund or its Adviser for purchase by the Fund.

     k. "Disinterested Trustee" or "Disinterested Manager" means a Trustee or Manager of a Fund who is not an "interested person" of that Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

     l. "Exempt Transactions" means those transactions described in Section 2 of this Code.

     m. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934.

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     n.   "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to sections 4(2) or 4(6) under the Securities Act of 1933.

     o. "Purchase or sale of a Covered Security" includes, inter alia, the writing or purchase of an option to purchase or sell that Covered Security.

     p.   "Underwriter" means New England Securities Corporation.

2.   Exempt Transactions

     "Exempt Transactions" shall mean, and the prohibitions of Section 3 of this Code shall not apply to:

     a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     b. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

     c.   Purchases which are part of an automatic dividend reinvestment plan.

     d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     e. Purchase or sales in a discretionary investment advisory account, in which an Access Person has a beneficial ownership interest (either alone or with others), managed by a registered investment adviser who is not a member of the Access Person's family if the Access Person did not have knowledge of the transactions until after the transactions had been executed.

3.   Prohibitions

     No Access Person of a Fund shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

     a.   is being considered for purchase or sale by the Fund; or

     b.   is being purchased or sold by the Fund.

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4.   Quarterly Transaction Reporting

     a. Except as set forth in Section 4(b) of this Code with respect to Disinterested Trustees or Managers, every Access Person of a Fund shall report to the Fund's Code Compliance Officer the information described in:

          i) Section 4(c) of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; and

          ii) Section 4(d) of this Code with respect to accounts established by the Access Person in which any Covered Security was held during the quarter for the direct or indirect investment benefit of the Access Person;

          provided, however, that an Access Person shall not be required to make a report with respect to Exempt Transactions.

     b. A Disinterested Trustee or Manager of a Fund need only report a transaction in a Covered Security pursuant to Section 4(a) of this Code if he or she, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee or Manager of the Fund, should have known that, on the day of the transaction or within 15 days immediately preceding or following that day, a security of the same class was purchased or sold by the Fund or was being considered by the Fund or an Advisory Person of the Fund for purchase or sale by the Fund.

     c. Every report required pursuant to Section 4(a)(i) shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

          i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

          ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          iii) The price of the Covered Security at which the transaction was effected;

          iv) The name of the broker, dealer or bank with or through whom the transaction was effected;

          v)   The date the report is submitted by the Access Person; and

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          vi)  Identification of factors potentially relevant to a conflict of interest analysis, of which the Access Person is aware, including the existence of any substantial economic relationship between his or her transactions and transactions of securities held or to be acquired by the Fund.

          Each Access Person (other than a Disinterested Trustee or Manager) shall provide the Code Compliance Officer with copies of each broker trade confirmation or account statement related to a transaction required to be reported under this Code. Each such Access Person need not include in his or her report under this Section 4(c) the information required by subsections (i) through (vi) hereof relating to a particular transaction in a Covered Security to the extent that such information is contained in a broker trade confirmation or account statement received by the Code Compliance Officer on or before the date such report is due. The Access Person must ensure that for each of his or her transactions in a Covered Security, each item of information required under subsections (i) through (iv) hereof is received by the Code Compliance Officer (whether by delivery of broker trade confirmations and account statements or by submission of a report to the Code Compliance Officer).

     d. Every report required pursuant to Section 4(a)(ii) shall be made not later than 10 days after the end of the calendar quarter during which an account established by an Access Person held any Covered Securities for the direct or indirect benefit of the Access Person and shall contain the following information:

          i) The name of the broker, dealer, or bank with whom the Access Person established the account;

          ii)  The date the account was established; and

          iii) The date the report is submitted by the Access Person.

     e. If an Access Person is required to file a report pursuant to each of Sections 4(a)(i) and 4(a)(ii), that Access Person may combine the information required by Sections 4(e) and 4(f) in a single report.

     f. Any report filed pursuant to this Article 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5.   Initial and Annual Holding Reports

     a. Every Access Person of a Fund, other than a Disinterested Trustee or Manager of a Fund, shall report to the Fund's Code Compliance Officer the information described in:

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          i)   Section 5(b) of this Code with respect to his or her initial holdings; and

          ii) Section 5(c) of this Code with respect to his or her annual holdings.

     b. Every report required pursuant to Section 5(a)(i) shall be made not later than 10 days after the person becomes an Access Person and shall contain the following information:

          i) The title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          iii) The date that the report is submitted by the Access Person.

     c. Every report required pursuant to Section 5(a)(ii) shall contain the following information:

          i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

          ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          iii) The date that the report was submitted by the Access Person.

     d. Any report filed pursuant to this Article 5 may contain a statement that the report may not be construed as an admission by the person making such report that he or she may have any direct or indirect beneficial ownership in the security to which the report relates.

     e. Every Access Person of a Fund, including Disinterested Trustees and Managers of a Fund, shall certify annually that he or she has read and understands this Code and recognizes that he or she is subject to this Code. Each Access Person shall at the same time also certify that he or she has complied with the requirements of this Code and that he or she has filed the reports required by this Code and that such reports are, to such Access Person's knowledge, true and complete.

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6.   Other Conflicts

     a.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) are prohibited from serving on the board of directors of any publicly-traded company unless such Access Person had identified such board service to the Code Compliance Officer before the date of adoption by the Board of Trustees or Managers, as applicable, of this Code.

     b.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) are prohibited from acquiring securities in an Initial Public Offering.

     c.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) may not acquire securities in a Limited Offering without the prior approval of the Code Compliance Officer. It is understood that such approval will only be granted in limited circumstances (such as in connection with a family-owned business). Such prior approval shall include the Code Compliance Officer's reasons supporting a decision to approve the acquisition of Covered Securities offered in the Limited Offering.

     d. Access Persons of a Fund may not receive any gift or other thing of more than de minimis value from any person or entity that does business with a Fund. A one-time ticket to a sporting or theatrical event with a face-value of less than $100 and non-recurring meals or entertainment functions that are part of standard business practice of the service provider shall be considered de minimis.

     e.   Access Persons (other than Disinterested Trustees or Managers of a
          Fund) may not profit on the purchase and sale, or sale and purchase, of the same (or equivalent) security within 60 calendar days. Any profits realized on such short-term trades are required to be disgorged.

7.   Procedures

     a. The Code Compliance Officer shall prepare an annual report to each Fund's Board of Trustees or Managers that

          i) describes any issues arising under this Code since the last report to the Board of Trustees of Managers, including, but not limited to, information about material violations of this Code and a summary of sanctions imposed by the Code Compliance Officer or the Board of Trustees or Managers in response to the material violations;

          ii) certifies that the Fund has adopted procedures reasonably necessary to prevent the Access Person from violating this Code; and

          iii) identifies any recommended changes in existing restrictions or procedures based upon the Code Compliance Officer's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

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     b.   The Code Compliance Officer shall identify all Access Persons who are required to make reports pursuant to Section 4 or 5 of this Code and inform those Access Persons of their reporting obligations. The Code Compliance Officer will, no less frequently than quarterly, identify any new Access Persons of the Funds and inform such persons of their reporting obligations under this Code.

     c. The Code Compliance Officer will review each report required to be made pursuant to Sections 4 and 5 of this Code. The Code Compliance Officer shall forward each report to the Treasurer of the Zenith Fund, or a representative of New England Life Insurance Company (or any successor entity) in the case of New England Variable Annuity Fund I, and he or she (or his or her designee) shall compare the transaction against the trading records of the Funds and report back to the Code Compliance Officer.

     d. The Code Compliance Officer will report any material violation of this Code to the Board of Trustees or Managers of the Fund at the next regularly scheduled Board meeting following the Code Compliance Officer's discovery. The Code Compliance Officer or the Board of Trustees or Managers of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the relationship to the Fund. In addition to any sanctions imposed by the Code Compliance Officer or the Board of Trustees or Managers of the Fund, all profits realized by an Access Person of the Fund in violation of any restriction of this Code shall be immediately paid over to the Fund, which profits the Fund shall contribute to charity.

8.   Recordkeeping Requirements

     The Code Compliance Officer, on behalf of each Fund, will maintain the following records at the principal place of business of each Fund and make such records available to the Securities Exchange Commission and any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

     a. A copy of the Code of Ethics for the Fund and each Adviser of the Fund that is in effect, or at any time within the past five years was in effect, to be maintained in an easily acceptable place;

     b. A record of any violation of this Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which such violation occurs;

     c. A copy of each report made by an Access Person as required by Sections 4 or 5 of this Code, to be maintained for at least five years after the end of the fiscal year in

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          which the report was made or the information was provided, and for the first two years in an easily accessible place;

     d. A list of all persons who currently or within the past five years is or was an Access Person or a Code Compliance Officer, to be maintained in an easily accessible place;

     e. A copy of each certification and report required by Section 7(a) of this Code, to be maintained for at least five years after the end of the fiscal year in which such report is made, and for the first two years in an easily accessible place; and

     f. A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Covered Securities in a Limited Offering pursuant to Section 6(c) of this Code, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

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                                   EXHIBIT A
                                   ---------
                                       to
                            New England Zenith Fund
                      New England Variable Annuity Fund I

                                 CODE OF ETHICS


For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities that an Access Person has or acquires. Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership".

The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances, transactions by these immediate family members ordinarily result in the Access Person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities. An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can vest or revest title in himself or herself at once or at some future time. Moreover, the fact that the holder is a relative or a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she is a member, if he may exercise a controlling influence over the purchase, sale or voting of such securities held for his account by pledges, securities owned by a partnership in which he or she is a member, if he or she may exercise a controlling influence over the purchase, sale or


                                      A-1
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voting of such securities and securities owned by any corporation.
Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership.


                                      A-2
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CAPITAL GROWTH MANAGEMENT
LIMITED PARTNERSHIP

CODE

(As revised March 1, 2000)

PART I - BUSINESS PRACTICES

Understanding as to Clients' Accounts, Company Records, etc.

Clients' accounts are the property of Capital Growth Management and not of any individual member of the firm. This applies to all clients for whom the firm acts as investment counsel or adviser, regardless of how or through whom the client relationship originated and regardless of who may be the individual consultant on a particular client's affairs.

You agree that, upon the termination of your employment, you will not take with you any of our records, correspondence, files, forms, documents or data of any nature whatsoever pertaining to our clients, procedures, or research activities, and that you will not prepare or take with you any copies of the same, and that you will not, before or after termination of your employment, make any of such records or other information or data available to any other person or firm.

All information in our files pertaining to the clients of the firm or our forms, procedures, research or counseling activities is confidential property of the firm.

Client Information

Our relationship with clients is entirely confidential and no disclosure of the name or of any detail of the personal circumstances of a client shall be made to anyone not a member of the firm without the specific permission of the client.

Outside Affiliations

No member of the firm shall become an officer, trustee or director of any company whose shares are publicly traded (except an investment company managed by Capital Growth Management or a Capital Growth Management affiliate) without the advance approval of the Chairman or President of the General Partner of Capital Growth Management. Capital Growth Management cannot be in the position of receiving or being able to receive inside information. Therefore, exceptions will be made only in extremely unusual situations.

No member of the firm shall accept an appointment as an executor, administrator, trustee, guardian or conservator (other than in family situations) without approval by the Chairman or President of the General Partner of Capital Growth Management.

Gifts from Third Parties

In order to avoid a conflict of interest, the impairment of the impartial discharge of your responsibilities to our clients, or any other difficulty or embarrassment, you shall not accept any gift presented on your own behalf, on the firm's behalf, or on behalf of any member of your family or any other person designated by you from any person with whom the firm does business, including brokers, securities salesmen, clients, or vendors of any kind. The only exception to this restriction shall be for occasional small gifts of de minimis value which present no possibility of influencing your judgment.

Publishing Articles and Books

You shall not publish any book or article bearing on investments or finance or allied subjects except with the specific approval of the Chairman or President of the General Partner of Capital Growth Management. This also applies to public talks or interviews.

Use of Inside Information

You agree to adhere to the firm's Statement of Policy on Inside Information which should be read in conjunction with this Code.


PART II - PERSONAL SECURITIES TRANSACTIONS

The primary purpose of the Capital Growth Management Code is to protect the interests of all our clients. Our Code is very important to each member of the firm in maintaining the high standards and reputation of Capital Growth Management and guarding against an inadvertent violation of the securities laws which might jeopardize your future in the investment business.

There are two points in particular that should be constantly kept in mind.

1. Capital Growth Management holds itself out as a professional investment counsel firm which provides unbiased advice - that is, advice based solely on the merits of the individual investment and undiluted by any conflicts of interest which could prejudice the investment decision in any way. Thus, the very nature of our business requires that the main thrust of our Code be the elimination of any conflicts that could jeopardize our unbiased investment approach.

2. The second point we stress is the fiduciary nature of the relationship with our clients. This fiduciary relationship has been stressed by the SEC and state and federal courts, including the U.S. Supreme Court, and is highlighted in ERISA. Capital Growth Management is considered to be a fiduciary with respect to all its investment counsel clients, including both ERISA and non-ERISA accounts.

This means that the same standards that are uniformly applied to trustees, guardians and other fiduciaries are applied to Capital Growth Management in its client relationships. These standards oblige Capital Growth Management to act honestly and fairly in all respects in our dealings with clients and to serve their interests with undivided loyalty.

You are obliged to put the interests of the Capital Growth Management clients before your own personal interests. This is an obligation we all assume as members of an investment counsel firm.

This rule has particular significance with reference to the flow of investment information our personnel receive from brokers. Such brokerage information is the property of Capital Growth Management and is to be used for the benefit of the Capital Growth Management clientele. It should not be used for the personal advantage of the individual member of the firm who receives such information if such use conflicts with the interests of Capital Growth Management clients. This is a clear principle of law resulting from the fiduciary nature of our client relationship and our obligation to serve clients with undivided loyalty.

I.   Basic Philosophy

Capital Growth Management recognizes the fundamental value to its clients in developing an organization of sound, experienced and practical investment people. The actual experience of investing one's own capital, whether it be small or large, is a valuable means of learning firsthand the opportunities, risks and characteristics of the investment markets. Therefore, Capital Growth Management encourages sound, personal investment by members of the firm.

On the other hand, Capital Growth Management as a firm must make certain that there is no abuse of our responsibilities to clients or to the reputation and professional standing of our organization or any of its members.

In formulating the Capital Growth Management Code, we have made every effort to produce a framework which will adequately protect the interests of our clients and our firm, while at the same time permitting as much freedom as we believe reasonable and permissible for the firm's individual members in carrying out their own personal investments.

II.  Securities Transactions Covered by the Code

1.   Employees of Capital Growth Management

The restrictions of the Capital Growth Management Code are applicable to the securities transactions of all employees of Capital Growth Management.

The restrictions of the Capital Growth Management Code also apply to directors, officers and general partners of Capital Growth Management and its General Partner, and all individuals in a control relationship to Capital Growth Management who obtain information concerning investment recommendations to the CGM Funds or any other registered investment company advised by Capital Growth Management. References in this Code to CGM employees include all other persons to whom this Code applies.

Capital Growth Management will identify and inform all persons subject to the reporting requirements under this Code.

2.   Employee Accounts

The Code applies to securities transactions for all accounts in which you have a "beneficial interest", except any such account where you have no influence or control over investments.

Whether you have a "beneficial interest" in an account will be determined pursuant to Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and interpretative releases of the Securities and Exchange Commission. Under these rules a beneficial interest in securities exists whenever you derive any economic benefit from the income from the securities or whenever you can exercise a controlling influence over the purchase, sale or voting of the securities. You may also have a beneficial interest in securities if you have the opportunity to indirectly participate in profits from the securities through, among other things, trusts, partnerships, or immediate family members. Accordingly, you are normally considered to have a beneficial interest in:

a.   Securities owned by you, whether or not registered in your name.

b. Securities held in a trust, estate or other account in which you, your spouse, minor children or other relatives who share the same home with you have a (direct or indirect) present or future interest in the income or principal.

c.   Securities owned by your spouse or minor children.

d.   Securities owed by other relatives who share the same home with you.

e. Securities in the name of another person where you can obtain title to the securities at once or at some future time.

3.   Fund Trustees

The Code does not apply to trustees of the mutual funds managed by Capital Growth Management who are not employees of our firm. The restrictions on the securities transactions of the outside Fund trustees and the requirements for filing reports of their transactions are governed by the Codes of Ethics of the Funds.

III. The Rule of Reason, Conscience and Integrity

The primary rule of the Capital Growth Management Code is the Rule of Reason, Conscience and Integrity. You have the responsibility of carrying out your own personal transactions to ensure that you are not benefiting in your personal investments at the expense of any Capital Growth Management client and that you are not in any way taking advantage of or "trading" on the knowledge you may have of the market impact of transactions carried out by Capital Growth Management for any of its clients.

Using your own conscience as a person of integrity, you should be the best judge in regard to compliance with this basic approach to personal investing.

This rule imposes a stricter standard upon members of Capital Growth Management than the general standard of federal and state laws, which prohibit any act, practice or course of business which would operate as a fraud or deceit upon clients.

IV.  Specific Restrictions on all Purchase and Sale Transactions

In addition to the Rule of Reason, Conscience and Integrity, the following specific restrictions in this Section IV applies to all securities transactions for accounts subject to the Code, except the exempt transactions which follow the rule:

NO EMPLOYEE OF CAPITAL GROWTH MANAGEMENT MAY PURCHASE A SECURITY IF SECURITIES OF THE SAME ISSUER ARE HELD IN ANY OF THE FIRM'S CLIENT ACCOUNTS. The Employee is required to determine whether or not securities of the same issuer are held in any client account or whether there is a pending "buy" order prior to engaging in any trading for his or her own account. For employees located at the 222 Berkeley Street offices, this determination shall take the form of written verification from Leslie Lake. If the employee already holds a security at the time that securities of the same issuer are purchased for a client account, he or she may not sell such security for his or her own account until either (i) at least seven days after all securities of the same issuer are purchased for any client account (i.e., seven days after all pending "buy" orders of securities of the same issuer for all client accounts have been completed), or (ii) client accounts no longer hold any securities of the same issuer.

Because it is important for Capital Growth Management to avoid even the appearance of impropriety, the preceding restriction applies to all employees, whether or not they are actively involved in portfolio management, securities analysis or trading on behalf of clients.

ADDITIONAL RESTRICTION FOR PORTFOLIO MANAGERS: A Portfolio Manager may not buy or sell a security within seven calendar days before or after any Fund which he or she manages trades in the security.

This Section IV applies to all types of securities transactions, provided the following securities or transactions are exempted from this general rule:

* Purchases or sales of direct obligations of the Government of the United States, shares of registered open-end investment companies, bankers' acceptances, bank certificates of deposit or commercial paper;

* Purchases which are part of an automatic dividend reinvestment plan;

* Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

* Purchases and sales of publicly traded securities of any issuers whose total market capitalization is less than $100 million (which issuers are, as a class, considered to be inappropriate investments for the funds managed by the firm).

Any prohibition against purchase or sale of a security in this Section IV includes a prohibition against the short sale of the security, the purchase or sale of a bond or preferred stock which is convertible into that security or the purchase or sale of an option, warrant, or other right to purchase or sell that security.

V.   Additional Restrictions

The following additional restrictions have been adopted for specific types of transactions for the reasons indicated below. These prohibitions apply to direct investments, short sales and options trading in such securities.

1. No employee may purchase securities issued by any company the principal business of which is brokerage, underwriting or investment banking except for companies on the following list (which shall be updated from time to time):

Bear Stearns
Donaldson, Lufkin & Jenrette
Edwards, A.G.
Jefferies Group
Lehman Brothers
Merrill Lynch
Morgan Stanley Dean Witter
Paine Webber
Schwab, Charles

Solomon-Smith Barney

Reason: To avoid investments which might influence the selection of brokers for client transactions. The companies listed above are those whose capitalizations are sufficiently high and whose brokerage or underwriting activities are sufficiently large so as to mitigate concerns about improper influence.

2. No employee may participate as a purchaser or acquire beneficial ownership of any security in an initial public offering of securities. For this purpose "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Reason: to avoid use or the appearance of the use of brokerage business for our clients to obtain favorable treatment from brokers distributing new issues.

3. No employee may participate as a purchaser or acquire beneficial ownership of any security in any private offering of securities. Where the employee already has a holding of such securities, he or she need not divest such holdings, but shall play no role in any further consideration by Capital Growth Management of any investment in such issuer. For this purpose "private offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) of the Act, Regulation A under the Act, or Rule 504, 505 or 506 under the Act.

Reason: to avoid a conflict of interest between the employee entering into or holding such investment and clients of Capital Growth Management both at the time that the investment is made available to the employee and at the time that an investment in the same issuer is being considered for client accounts.

4. No employee may participate in any investment club, hedge fund, limited partnership, or other private investment pool, unless such employee: (i) receives the advance approval of the Chairman or President of the General Partner of Capital Growth Management, and (ii) verifies in writing that such employee does not provide investment advice to such investment pool or its participants, or that such investment pool has agreed to become subject to all of the requirements of this Code.

Reason: the same restrictions which apply to your personal trading must apply to the investment pool, unless your involvement is entirely passive.

5. No employee may invest in either a public or private real estate investment trust ("REIT") unless such employee receives the written approval of the Chairman and President of the General Partner of Capital Growth Management in advance of such investment. The President and the Chairman of Capital Growth Management may not invest in REIT's without the other's written approval in advance of such investment. The Review Officer shall report to the Board of Trustees of each of CGM Trust and CGM Capital Development Fund at least quarterly concerning all purchases and sales of REIT's by employees of Capital Growth Management during the prior year.

Reason: A substantial portion of CGM Realty Fund's portfolio is invested in REIT's; this restriction is designed to minimize the possibility of a conflict of interest with the investment strategy of this fund.

All profits realized in violation of any restriction in this Code shall be immediately paid over to Capital Growth Management, which shall, in its discretion, allocate such profits among its clients, or contribute them to charity. Any such profits shall be calculated net of any federal, state, local, or foreign taxes paid or payable on the profits.

VI.  Disclosure Requirements and Reports

Each employee must comply with the reporting requirements described below. For purposes of this Section VI, the term "security" includes stocks, bonds, notes, partnership interests, options, warrants, debentures, puts and calls on securities, mining interests, ADRs, and any other interest or instrument commonly known as a "security." However, the term "security" does not include:
* direct obligations of the Government of the United States,
* bankers' acceptances,
* bank certificates of deposit,
* commercial paper,
* high quality short-term debt instruments,
* repurchase agreements, and
* shares of registered open-end investment companies, i.e. mutual funds.

Any report made pursuant to this Section VI may contain a statement that the report shall not be construed as an admission that you have any direct or indirect beneficial ownership in a security to which the report relates and no report shall be considered as an admission that any transaction reported constitutes a violation of the Code. Reports need not be made with respect to accounts where you have no direct or indirect influence or control over investments.

1.   Initial Reports

All new employees shall supply the Review Officer with a list of all brokerage and banking accounts in which any securities are held for the employee's direct or indirect beneficial interest and the securities held in each such account (including the names of the brokerage firms or banks and the title, number of shares and principal amount of each security beneficially owned). In addition, new employees shall affirm that they have no affiliations or positions with a public company not permitted by this Code.

This initial report shall be submitted by each employee no later than ten days after becoming an employee and shall contain the date the report is submitted by the employee.

2.   Monthly Reports

Within ten days following the end of each month, you must file a signed securities transaction form with the Review Officer. On that form you must report the security transactions carried out during the month for all accounts in which you have a "beneficial interest", except accounts where you have no direct or indirect influence or control over investments. The monthly reports shall contain (a) the date of the transaction, (b) the title, interest rate and maturity date (if applicable), number of shares and principal amount of each security, (c) the nature of the transaction (i.e., purchase, sale, other), (d) the price of the security at which the transaction was effected and (e) the name of the brokerage firm or bank through which the transaction was effected.

The monthly report also must contain, with respect to any account you established in which securities were held during the month for your direct or indirect benefit, the (a) name of the brokerage firm or bank with which you established the account and (b) the date the account was established.

These monthly reports must be submitted by every employee of Capital Growth Management and must contain the date the report is submitted by the employee.

Monthly reports must be filed whether or not any security transactions have been carried out. In instances where there have been no transactions, that fact should be so noted.

Employees shall keep copies of all broker confirmations and statements for all accounts in which they have a beneficial interest, and shall be prepared to supply them to the Review Officer upon request.

3.   Annual Report

On an annual basis, no later than 20 days after each December 31st, each employee shall supply the Review Officer with an annual report containing: (a) the title, number of shares and principal amount of each security in which the employee has any direct or indirect beneficial ownership and (b) the name of any brokerage firm or bank with which the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee. In the annual report each employee shall either certify that he or she has fully complied with this Code or shall fully disclose any and all failures to do so. The information contained in the annual report must be current as of a date no more than 30 days before the report is submitted and must contain the date the report is submitted by the employee.

VII. Review and Enforcement

Mr. Kemp serves as the Review Officer for this Code. Mr. Heebner shall serve as Alternate Review Officer for Mr. Kemp.

It will be the responsibility of the Review Officer to review these transactions promptly with the objective of catching at an early date any conflict with the specific rules or general principles and philosophy of this Code. It will be the Review Officer's responsibility to use common sense and judgment in regard to the character and nature of individual securities transactions as reported, to point out at once any apparent violation to the individual, and to take appropriate action.

You cannot participate in a determination of whether you have committed a violation of this Code or of the imposition of any resulting sanction. If a contemplated securities transaction may apparently conflict with the provisions of this Code, you should contact the Review Officer prior to going ahead with the transaction. Information submitted in the initial, monthly, and annual reports will be treated as confidential by the Review Officer, provided it may be made available to the Securities and Exchange Commission and other government agencies.

An employee shall report to the Review Officer any failure on his or her part to comply with this Code immediately upon occurrence.

If you believe that adherence to any of the restrictions in Sections IV or V of the Code will cause you a serious and undue hardship because of unusual personal circumstances (e.g., the need to raise cash to pay an extraordinary medical expense) you may submit a request for an exemption in writing to the Review Officer. The Review Officer's determination will be final. Such relief from the requirements of the Code will be granted only rarely.

VIII. Maintenance of Records

Capital Growth Management will maintain the following records at its principal place of business, to the extent and in the manner set forth below, and will make such records available to the Securities and Exchange Commission or any representative thereof at any time and from time to time for reasonable periodic, special or other examination:

1. A copy of each Capital Growth Management Code which is, or any time within the past five years has been, in effect shall be preserved in an easily accessible place.

2. A record of any violation of such Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3. A copy of each report made under this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code or who are or were responsible for reviewing these reports shall be maintained in an easily accessible place.

5. A copy of each report concerning this Code furnished by Capital Growth Management to the Board of any Fund pursuant to the Investment Company Act shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

6. A record of any decisions, and the reasons supporting the decisions, to approve the acquisition of securities under Section VII of this Code shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

IX.  Amendments and Reporting to Funds

Any material change to this Code of Ethics must be approved by the Boards of Trustees of the CGM Funds and any other registered investment company advised by Capital Growth Management, including a majority of trustees who are not interested persons of Capital Growth Management, no later than six months after adoption of the material change.

No less frequently than annually, Capital Growth Management must furnish to the Boards of Trustees of the CGM Funds and any other registered investment company advised by Capital Growth Management a report that:

1. describes any issues arising under this Code of Ethics or procedures of Capital Growth Management since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics or procedures and sanctions imposed in response to the material violations; and

2. certifies that Capital Growth Management has adopted procedures reasonably necessary to prevent its employees from violating this Code of Ethics.

New England Securities Corporation (NES) Code of Ethics under Rule 17j-1 of the
                         Investment Company Act of 1940

As principal underwriter for certain funds ("Funds") offered in connection with variable products issued by its parent company, certain officers of NES are deemed to be access persons under Rule 17j-1 of the Investment Company Act. NES prohibits each access person from purchasing or selling, directly or indirectly, any security in which the access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale: (i) is being considered for purchase or sale by a Fund; or (ii) is being purchased or sold by a Fund. This prohibition does not apply to:

     . Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;
     . Purchases or sales which are non-volitional on the part of either the access person or a Fund;
     .    Purchases which are part of an automatic dividend reinvestment plan;
     .    Purchases effected upon the exercise of rights issued by an issuer pro
                                                                             ---
          rata to all holders of a class of its securities, to the extent such
          ----
          rights were acquired from such issuer, and sales of such rights so acquired; and
     . Purchase or sales in a discretionary investment advisory account, in which an access person has a beneficial ownership interest (either alone or with others), managed by a registered investment adviser who is not a member of the access person's family if the access person did not have knowledge of the transactions until after the transactions had been executed.

NES further requires that (i) all access persons comply with the quarterly and annual reporting requirements of Rule 17j-1, and (ii) its compliance and/or legal officers review and maintain all such reports in accordance with the applicable provisions of the Rule.